Exhibit 99.1

Novan Reports Third Quarter 2022 Financial Results and Provides Corporate Update

– Rhofade prescriptions increased 37% for third quarter year-to-date from prior year –

– Continued progress toward submission of berdazimer gel, 10.3% (SB206) New Drug Application (NDA), targeted around the end of 2022 –

– Company to host conference call today at 8:30 a.m. ET –

DURHAM, N.C. – November 14, 2022 – Novan, Inc. (“the Company” or “Novan”) (Nasdaq: NOVN), today announced its financial and operating results for the third quarter ended September 30, 2022 and provided a corporate update. The Company will host a conference call and webcast, today, November 14, 2022, at 8:30 a.m. ET (details below).

Paula Brown Stafford, President and Chief Executive Officer of Novan commented, “In the third quarter, we were able to achieve a number of our internal goals, as we retired the remaining debt on the note related to our acquisition of EPI Health; we progressed as planned toward a year-end submission of the NDA for berdazimer gel, 10.3%; and we delivered year-on-year growth across our promoted products. We believe we are primed for an exciting fourth quarter as we continue to prepare for our first NDA submission, finalize our license agreement with Sato to potentially market Rhofade in Japan and work to continue our commercial product prescription growth trajectory.”
Corporate Update
•As previously disclosed, on July 13, 2022, Novan reached agreement with Evening Post Group, LLC regarding payment and termination of the then outstanding $16.5 million note related to the EPI Health acquisition. The Company achieved this termination by a payment of $10.0 million, or an approximate 39% discount on the original principal amount of the note. Removing this previously existing liability allows the Company to use its cash for development of its product candidates, rather than debt servicing, and to support the commercialization of its products.
•On November 11, 2022, Novan entered into a nonbinding memorandum of understanding with Sato Pharmaceutical Co., Ltd (“Sato”) for a proposed exclusive license to Novan's patents covering Rhofade, which would grant Sato the right to develop, manufacture and market Rhofade for rosacea in Japan. In addition, Sato would have a right of first negotiation related to Rhofade in certain other countries in the Asia Pacific region.
Financial Results for Third Quarter 2022
•As of September 30, 2022, Novan had a total cash and cash equivalents balance of $14.9 million.

•Novan reported total revenue of $5.1 million and $0.7 million for the three months ended September 30, 2022 and 2021, respectively.
•Net product revenues for the three months ended September 30, 2022 were $4.6 million, which represented the sales of medical dermatology products, including Rhofade, Wynzora, and Minolira.
•License and collaboration revenues were $0.5 million and $0.7 million for the three months ended September 30, 2022 and 2021, respectively.
•Product cost of goods sold was $1.4 million for the three months ended September 30, 2022, and includes all costs directly incurred to produce net product revenues from the Company's marketed portfolio of medical dermatology products.
•Research and Development expenses were $4.3 million for the three months ended September 30, 2022, compared to $4.3 million for the three months ended September 30, 2021.
•Selling, general and administrative expenses were $8.6 million for the three months ended September 30, 2022, compared to $3.0 million for the three months ended September 30, 2021. The increase of $5.6 million was primarily due to (i) $4.4 million of expenses incurred to support the conduct of EPI Health’s commercial sales operations during the three months ended September 30, 2022, which were not incurred during the comparative period in 2021, (ii) a $0.4 million increase in support costs related to the SB206 prelaunch strategy and commercial preparation, and (iii) an approximate $0.8 million increase in facility and deprecation costs, personnel and benefit costs, and corporate tax, consulting and personnel costs.
•Total other income, net was $3.8 million for the three months ended September 30, 2022, which was primarily comprised of $4.3 million of gain on debt extinguishment related to the promissory note issued in March 2022 in connection with the EPI Health acquisition.

•Novan reported total net loss of $6.0 million and $6.5 million for the three months ended September 30, 2022 and 2021, respectively.

Medical Dermatology Commercial Product Portfolio Update

Total prescription activity for third quarter 2022:

•RHOFADE® (oxymetazoline hydrochloride)
▪37% growth in third quarter year-to-date compared to same period in 2021;
▪31% growth in third quarter compared to third quarter 2021; and
▪7% decrease in third quarter compared to second quarter 2022.

•WYNZORA® (calcipotriene and betamethasone dipropionate)
▪216% growth in third quarter compared to third quarter 2021, based in part to timing of product launch in the United States; and 14% decrease in third quarter compared to second quarter 2022.

•MINOLIRA™ (minocycline hydrochloride)
▪59% growth in third quarter year-to-date compared to same period in 2021;
▪78% growth in third quarter compared to third quarter 2021; and
▪23% growth in third quarter compared to second quarter 2022.

“We are pleased with our continued year-over-year prescription growth of our promoted products in the third quarter. We experienced a slight downturn in two of our promoted products this quarter in volume compared to the second quarter, in part due to expected seasonality and related market conditions. As we have seen in prior years, the summer months typically show a decrease in number of patient visits to dermatologists in our competitive disease states,” commented John Donofrio, Executive Vice President, Chief Operating Officer of Novan and President, EPI Health. “Our focus in the fourth quarter is continued execution of our plan: growing awareness with prescribers and key opinion leaders and enhancing our product messaging in order to continue to drive year-over-year growth in our marketed portfolio.”
Medical Dermatology Research & Development Update

The Company is currently targeting an NDA submission for berdazimer gel, 10.3% (SB206) as a treatment for molluscum around the end of 2022. The timing of the targeted NDA submission is dependent upon preparatory activities and data accumulation related to the NDA submission, including conducting customary drug substance and drug product stability protocols, regulatory and quality documentation compilation related to Novan's chemistry, manufacturing, and controls data and its drug manufacturing and related processes.

There are currently no Food and Drug Administration (“FDA”)-approved prescription drug treatment options for molluscum. The Company believes that berdazimer gel, 10.3% (SB206) as a topical prescription therapy with a rapid treatment benefit, if approved, would satisfy an important patient-care need for the treatment of molluscum. Detailed results of the pivotal Phase 3 study, B-SIMPLE4, were published in JAMA Dermatology in July.

Novan also continues to progress the prelaunch strategy and commercial preparations for berdazimer gel, 10.3% (SB206), if approved. The Company believes the addition of the EPI Health commercial infrastructure across the sales, marketing, and communications functions, in addition to the fully dedicated market access and pharmacy relations teams, will benefit the commercial launch of berdazimer gel, 10.3% (SB206), if approved.

Conference Call and Webcast

Novan management will host a conference call and webcast presentation for investors, analysts, and other interested parties today, Monday, November 14, 2022, at 8:30 AM ET.

Interested participants and investors may access the conference call by dialing (833) 630-1956 (domestic) or (412) 317-1837 (international) and referencing the Novan, Inc. Conference Call. The live webcast will be accessible on the Events page of the Investors section of the Novan website, novan.com, and will be archived for 90 days.

About Novan

Novan, Inc. is a medical dermatology company primarily focused on researching, developing, and commercializing innovative therapeutic products for skin diseases. Our goal is to deliver safe and efficacious therapies to patients, including developing product candidates where there are unmet medical needs. We are developing SB206 (berdazimer gel, 10.3%) as a topical prescription gel for the treatment of viral skin infections, with current emphasis on molluscum contagiosum.

Novan completed the acquisition of EPI Health in early 2022. EPI Health equips the company with a robust commercial infrastructure across sales, marketing, and communications, as well as fully dedicated market access and pharmacy relation teams. Following the acquisition, the company employs approximately 100 staff, including sales personnel currently covering 42 territories, and promotes products for plaque psoriasis, rosacea, acne and dermatoses. Novan also has a pipeline of potential product candidates using our proprietary nitric oxide-based technology platform, NITRICIL™, to generate new treatments for multiple indications.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “target,” “anticipate,” “may,” “plan,” “potential,” “will,” “look forward to” and similar expressions, and are based on the Company’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements related to the potential benefits of the acquisition of EPI Health, the potential terms of and the potential timing for entering into an exclusive license agreement with Sato, the therapeutic value and benefits of the Company’s promoted products, the potential therapeutic value and benefits of the Company’s Nitricil™ platform technology and its product candidates, the potential market opportunity for the Company’s product candidates and promoted products, the Company’s pharmaceutical development of nitric oxide-releasing product candidates, such as berdazimer gel, 10.3% (SB206) for molluscum contagiosum, the timing of regulatory filings, and the availability of potential financing options. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s expectations, including, but not limited to, risks related to the acquisition of EPI Health; risks and uncertainties associated with market conditions and the ability to complete the negotiation of an exclusive license agreement with respect to Rhofade on terms that are favorable to the Company or at all and that, even if an agreement is finalized, the Company will continue to need significant additional funding to continue its development and operating activities; risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable, including the risk that the FDA will not agree with the Company’s approach to a potential NDA submission, that the Company’s product candidates may not be approved or that additional studies may be required for approval or other delays may occur, that the Company may not have sufficient quantities of drug substance and/or drug product to support regulatory submissions and that the Company may not obtain funding sufficient to extend its cash runway or to complete the regulatory or development process; the Company’s limited experience as a company in obtaining regulatory approvals for and launching products developed internally and its ability to recruit and retain qualified personnel and key talent; changes in the size and nature of the market for the Company’s product candidates and promoted products, including potential competition, patient and payer perceptions and reimbursement determinations; the Company’s ability to grow revenues from promoted products and the risks that past performance may not be indicative of future performance; risks and uncertainties in the Company’s ongoing or future product development activities and preclinical studies, which may not prove successful in demonstrating proof-of concept, or may show adverse toxicological findings, and even if successful may not necessarily predict that subsequent clinical trials will show the requisite safety and efficacy of the Company’s product candidates, or that any of the Company’s product candidates, if approved, will continue to demonstrate requisite safety and efficacy following their commercial launch; any operational or other disruptions as a result of the COVID-19 pandemic and related or unrelated constraints on the global workforce; risks related to the manufacture of raw materials and finished drug product, such as supply chain disruptions or delays, potential price increases, failure to transfer technology and processes to third parties effectively or failure of those third parties (or the Company in connection with the Company’s facility) to obtain approval of and maintain compliance with the FDA or comparable regulatory authorities; the Company’s reliance on arrangements with third parties to support its operations and its development, manufacturing and commercialization efforts and the risk that such parties will not successfully carry out their contractual duties or meet expected deadlines; the Company’s ability to obtain additional funding or enter into strategic or other business relationships necessary or useful for the further development or commercialization of the Company’s product candidates and the operation of its business on terms that are acceptable to the Company or at all or if such relationships or transactions are unsuccessful or the Company is unable to realize the potential economic benefits of such relationships or transactions; and other risks and uncertainties described in the Company’s annual report filed with the Securities and Exchange Commission on Form 10-K for the twelve months ended December 31, 2021, and in the Company’s subsequent filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release, and the Company disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.
INVESTOR AND MEDIA CONTACT:
Jenene Thomas
JTC Team, LLC
833-475-8247
NOVN@jtcir.com

NOVAN, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net product revenues	$4,605	$—	$11,131	$—
License and collaboration revenues	492	680	2,010	2,174
Government research contracts and grants revenue	18	57	60	129
Total revenue	5,115	737	13,201	2,303
Operating expenses:
Product cost of goods sold	1,440	—	4,259	—
Research and development	4,288	4,251	12,265	15,926
Selling, general and administrative	8,562	2,969	27,151	8,086
Amortization of intangible assets	443	—	1,112	—
Change in fair value of contingent consideration	186	—	(268)	—
Impairment loss on long-lived assets	—	—	—	114
Total operating expenses	14,919	7,220	44,519	24,126
Operating loss	(9,804)	(6,483)	(31,318)	(21,823)
Other income (expense), net:
Interest income	38	4	56	10
Interest expense	(635)	—	(1,375)	—
Gain on debt extinguishment	4,340	—	4,340	956
Other income (expense)	31	(5)	9	(602)
Total other income (expense), net	3,774	(1)	3,030	364
Net loss and comprehensive loss	$(6,030)	$(6,484)	$(28,288)	$(21,459)
Net loss per share, basic and diluted	$(0.25)	$(0.34)	$(1.33)	$(1.30)
Weighted-average common shares outstanding, basic and diluted	24,462,228	18,813,653	21,189,799	16,476,235
NOVAN, INC.
Selected Condensed Consolidated Balance Sheet Data
(unaudited)
(in thousands)

	September 30, 2022	December 31, 2021
Cash and cash equivalents	$14,903	$47,085
Total current assets	34,627	54,130
Total assets	83,270	68,960
Total current liabilities	35,627	11,150
Total liabilities	76,510	50,641
Total stockholders’ equity	6,760	18,319
Total liabilities and stockholders’ equity	$83,270	$68,960

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